Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 2 to Registration Statement No. 333-145613 on Form S-3/A being filed by Nitches, Inc. and Subsidiaries of our reports dated December 17, 2007 on our audit of the consolidated financial statements and financial statement schedule of Nitches, Inc. and Subsidiaries as of and for the year ended August 31, 2007, which reports are included in the Annual Report on Form 10-K of Nitches, Inc. and Subsidiaries for the year ended August 31, 2007.

We also consent to the reference to our Firm under the caption “Experts” in the prospectus which is part of this Registration Statement.

J.H. Cohn LLP
New York, New York
January 14, 2008